Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ORIGINAL

JOINT VENTURE AGREEMENT

TASMAN PACIFIC MINERALS LIMITED
AND
MMAKAU MINING (PROPRIETARY) LIMITED

JOINT VENTURE AGREEMENT

between

TASMAN PACIFIC MINERALS LIMITED

and

MMAKAU MINING (PROPRIETARY) LIMITED

2.

Annexures:

3

4.

MEMORANDUM OF AN AGREEMENT

MADE AND ENTERED INTO BY AND BETWEEN:

TASMAN PACIFIC MINERALS LIMITED

AND

MMAKAU MINING (PROPRIETARY) LIMITED

Whereby it is agreed upon between the parties as follows:

1.	Definitions and Interpretation

1.1	For purposes of this Agreement the following words and expressions shall have the meanings assigned to them hereunder:

1.1.1	“this Agreement”	means this Joint Venture agreement together with all schedules and annexes hereto, as amended or substituted from time to time;

1.1.2	“Area of Interest”	means all areas situated (in whole or in part) within 5 kilometres from any point on the boundary of any of the Prospecting Right Areas;

1.1.3	“Bankable Feasibility Study”

means, in respect of each Prospecting Right, the taking of all such steps as may be necessary to compile and the compilation of a comprehensive document or documents that addresses all matters which are customarily required for an effective assessment of the viability of the development, funding and mining of the relevant Prospecting Right Area, in such form and detail as are required for the purposes of determining whether to finance the development of a commercial mining venture on the relevant Prospecting Right Area including, but not limited to chapters on the following: ownership, location, geology and ore reserves, metallurgy, mining, materials handling, processing, ancillary facilities and site services, infrastructure for and availability of labour, energy supply, water, environmental impact studies and rehabilitation obligations, capital costs, costs to be incurred to sustain production including initial working capital, the time and critical path to place the mine into production and financing requirements throughout the construction phase, financial analysis (including price sensitivity analysis) assumptions as to mineral prices and utilisation of a discount rate consistent with financing costs at the time as well as project and country risks;

5.

1.1.4	“Broad Based Participants”

means one or more South African company(ies), trust(s) or corporate entity(ies), existing or to be established by Mmakau in terms of clause 6 hereof, the entire issued share capital or beneficial interest (as the case may be) of which must be held by Broad Based Shareholders and which company(ies) or entity(ies) will become

6.

(i)	a participant in the Joint Venture in respect of all the Prospecting Right Areas; alternatively

(ii)	such different companies or entities will become participants in respect of different Prospecting Right Areas;

on the terms and subject to the conditions set out in clause 6 hereof;

1.1.5	“Broad Based Shareholder”	means those shareholders or beneficiaries, directly or indirectly, of the Broad Based Participants who are representative entities (and not individuals directly) whose beneficiaries are collectively:

1.1.5.1		HDSA's;

1.1.5.2		of significant number; and

1.1.5.3

representative of a reasonable number, from among the different categories, of HDSA's including but without limitation black people, disabled people, black women, youths, aged people, communities, rural people, employees and employee representative organisations and local communities, approved of by Taspac whose approval shall not be unreasonably withheld or delayed;

7.

1.1.6	“Controlling Shareholders”	means, in relation to Mmakau, Bridgette Radebe, Identity Number [***];

1.1.7	“the Charter”

means the Broad Based Socio Economic Empowerment Charter for the South African Mining industry developed by the Minister of Minerals and Energy pursuant to the provisions of section 100 of the MPRD Act, and includes the Scorecard relating thereto and all subsequent amendments or substitutes thereof and all additions thereto and shall further include all legislation, and codes of good practice and similar requirements having the force of law which may from time to time be applicable to Empowerment;

1.1.8	“Empowerment”

means Broad Based Black Economic Empowerment as defined in, and in terms of, the Broad Based Black Economic Empowerment Act, No 53 of 2003 (to the extent that it may apply to the activities of the Joint Venture and/or the Members) and include achieving the objects set out in section 2(d) of the MPRD Act in accordance with the Charter;

8.

1.1.9	“Environment”	shall have the meaning assigned thereto in the National Environmental Management Act, No 107 of 1998;

1.1.10	“HDSA”	means an historically disadvantaged South African citizen, who has been disadvantaged by racially discriminating laws and practices before the Interim Constitution of the Republic of South Africa, Act no 200 of 1993, took effect

1.1.11	“Intellectual Property Rights”	means:

(a)

all inventions, discoveries and novel designs, whether or not registered or as patents or designs, including developments or improvements of equipment, products, technology, processes, methods or techniques;

(b)	all trade marks (whether registered or unregistered) used by Taspac, and any associated goodwill incidental to such trade mark, and any styles, logos and other trade symbols;

(c)

copyright copyright) throughout the world in all literary works, artistic works, computer software and any other works or subject matter in which copyright subsists and may in the future subsist, including without limitation all drawings, sketches, artwork, photographs, technical and other specifications, designs, business plans, notes, products and formulae;

9.

(d)	business names, trading names, company names and domain names;

(e)

confidential information, trade secrets, proprietary know-how and use and application know-how), concepts, processes, product designs, manufacturing, engineering and other drawings, technology, technical information, safety information, engineering data, design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data and all derivatives of such material and improvements to such material;

1.1.12	“Joint Venture”	means the Joint Venture formed in terms of clause 4 hereof;

1.1.13	“Joint Venture Area”	means the total area in respect of which the Prospecting Rights (or such of them as may from time to time be held by Taspac) apply(ies);

10.

1.1.14	“Management Committee”	means the management committee established in terms of clause 9.4.1 hereof;

1.1.15	“Members”

means, in relation to the Joint Venture, Taspac and Mmakau and after having given effect to the provisions of clause 6 read with clause 11.6 shall include the Broad Based Participants and “Member” shall mean either of them;

1.1.16	“the Minerals”	means Uranium and/or Molybdenum and the ores thereof;

1.1.17	“Mmakau”	means Mmakau Mining (Proprietary) Limited, a private company with limited liability registered and incorporated in accordance with the laws of South Africa with Registration Number 1995/000458/07;

1.1.18	“MPRD Act”	means the Mineral and Petroleum Resources Development Act, No 28 of 2002;

1.1.19	“Participation Interest”

means, in relation to a Member, the ownership interest, expressed as percentage, of a Member in the Joint Venture, including the rights and obligations associated therewith, including losses, liabilities, expenditure, management control and the benefits of contributions by the Members to the Joint Venture and further including the Prospecting Rights and any undivided share(s) therein held by the Members , or any of them, from time to time;

11.

1.1.20	“Pre-feasibility Study”

means the conduct of such prospecting activities, sample analyses, geological modelling, reserve estimation and mine modelling as may be reasonably necessary to enable the Members to take an informed decision whether or not the undertaking of the Bankable Feasibility Study is reasonably justified. The parties record that execution of the prospecting work programme submitted in support of the application for the Prospecting Right will substantially constitute the Pre- feasibility study;

1.1.21	“Prospecting Rights”	means the six Prospecting Rights in respect of the Minerals which Taspac took steps to acquire pursuant to the Prospecting Right Applications and shall include any renewal thereof and any retention permits and renewals thereof obtained pursuant to such prospecting right, any amendment thereto all as contemplated in the MPRD Act;

1.1.22	“Prospecting Right Area”	means, in relation to each of the Prospecting Rights, the area in respect of which such Prospecting Right applies from time to time;

12.

1.1.23	“Prospecting Right Applications”

means the six applications for prospecting rights made by Taspac in terms of section 16 of the MPRD Act to prospect for the Minerals which applications are more fully described an Annex TM 2 hereto; and

1.1.24	“Requirement”

means, in relation to Empowerment, a requirement of any legislation or other law, the Charter, any code of Good Practice, governmental policy or practice to achieve or maintain HDSA ownership, HDSA managerial participation in, or HDSA benefits by any enterprise and “Required” shall bear a corresponding meaning;

1.1.25	“the Suspensive Condition”	means the Suspensive Condition set out in clause 3.1;

1.1.26	“Taspac”

means Tasman Pacific Minerals Limited, an Australian public company with limited liability registered and incorporated in accordance with the Laws of Australia with Registration Number 112 181 165 and registered as an external company in terms of section 322 of the South African Companies Act, No 61 of 1973 with Registration Number 2006/001646/10.

1.2

If any provision in a definition is a substantive provision, conferring rights or imposing obligations on any party, notwithstanding that such provision is only contained in a definition, effect shall be given thereto as if such provision were a substantive provision contained in the body of this Agreement.

13.

1.3	Unless inconsistent with the context, words referring to:

1.3.1	one gender include a reference to the other gender;

1.3.2	the singular include the plural and visa versa; and

1.3.3	natural persons include legal persons and visa versa.

1.4	Any schedules and annexures to this Agreement shall be deemed to form part of this Agreement and shall have the same force and effect as if expressly set out in the body hereof.

1.5	The index to this Agreement and the headings of clauses and of the schedules and annexures, are for convenience only and shall not affect the interpretation hereof.

1.6	The rule of interpretation that an agreement shall be interpreted against the party primarily responsible for the drafting thereof shall not apply.

1.7	The terms “include” and “including” shall mean without limitation.

2.	Preamble

2.1

Taspac lodged applications for the Prospecting Rights at the offices of the relevant Regional Managers of the Department of Minerals and Energy which applications had been accepted in accordance with the provisions of section 16(4) of the MPRD Act;

2.2

the parties wish to give effect to Empowerment by substantially and meaningfully expanding opportunities for HDSA's , including women, to enter the mineral industry and to benefit from the exploitation of the Nation's mineral resources in accordance with the MPRD Act and the Charter;

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2.3	the parties wish to form a joint venture in respect of the Prospecting Rights, if and when obtained, on the terms and subject to the conditions set out herein; and

2.4	the parties wish to record their agreement in writing.

3.	Suspensive Conditions

3.1

The rights and obligations of the parties under this Agreement (other than those set out in this clause 3 and clauses 14 to 26 inclusive) are subject to and conditional upon fulfilment or waiver of the following suspensive condition on or before 17h00 on 31 December 2007 or such extended dates agreed to in writing before such date (“the Termination Date”) that Taspac obtains at least one Prospecting Right pursuant to the Prospecting Right Applications.

3.2

In order to procure fulfilment of the Suspensive Condition, Taspac undertakes to use all reasonable endeavours to pursue the Prospecting Right Applications and Mmakau undertakes to co-operate with Taspac and to render such support and assistance to Taspac as may be reasonably necessary to obtain the Prospecting Rights.

3.3	The condition set out in 3.1 has been stipulated for the benefit of both Taspac and Mmakau and may only be waived or amended by written agreement between Taspac and Mmakau before the Termination Date.

3.4

In the event that the Suspensive Condition not being fulfilled or waived by the Termination Date, the rights and obligations of the parties pursuant to this clause 3 will terminate and subject to the parties having complied with their respective obligations in terms of clause 3.2, neither party shall (other than in respect of a breach of clause 3.2 prior to the Termination Date) have any claim against the other arising from the non-fulfilment of the Suspensive Condition.

4.	Joint Venture

4.1	formation

Taspac and Mmakau hereby agree to form a Joint Venture to be known as the Taspac Mmakau Joint Venture, in respect of the Prospecting Rights and in relation to the Joint Venture Area, on the terms and conditions set out in this Agreement.

15.

4.2	commencement and duration

The Joint Venture contemplated in 4.1 shall take effect on the date on which Taspac obtains the first of the Prospecting Rights pursuant to the Prospecting Right Applications and shall terminate upon the earlier of:

4.2.1

the date on which the last of the Prospecting Rights is either abandoned or lapses without having obtained a Mining Right in respect thereof or when a decision by the Members are taken, pursuant to an agreement as contemplated in clause 15, to develop the last Prospecting Right Area as a mining project;

4.2.2	the date of termination of the Joint Venture in accordance with the provisions of this Agreement (other than as contemplated in clause 4.2.1); or

4.2.3	the date on which the parties agree, in terms of an agreement in respect of the joint exploitation of the Prospecting Right Area contemplated in clause 15, to terminate the Joint Venture.

5.	Contributions

5.1	Taspac

Taspac will, at its own cost and expense, contribute and make available to the Joint Venture;

5.1.1	each of the Prospecting Rights or such of them as may be obtained by Taspac before 31 December 2009 or any undivided share therein held by Taspac from time to time;

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5.1.2	its knowledge, experience and skills in all aspects of prospecting for the Minerals which will be made available through the members appointed by it to the Management Committee; and

5.1.3

the services of such of its personnel as may be reasonably necessary and as reasonably required by the Management Committee to achieve the objects of the Joint Venture on the basis that the actual cost of such services to Taspac shall, subject to such costs being reflected in a budget approved in terms of clause 9.4.14 or clause 9.4.15, be costs of the Joint Venture, which costs shall be funded as set out in clause 9.

5.2	Mmakau

As Taspac's principal black empowerment partner in respect of the Joint Venture Area, Mmakau will, at its own cost and expense, contribute and make available to, and for the benefit of, the Joint Venture:

5.2.1	all undivided shares in the Prospecting Rights or any of them, held by Mmakau from time to time

5.2.2	its skills, knowledge and experience in all aspects of the South African prospecting and mining industries.

5.2.3

the services of such of its personnel as may be reasonably necessary and as reasonably required by the Management Committee to achieve the objects of the Joint Venture and to ensure the active participation in the operations of the Joint Venture on the basis that the actual cost of such services to Mmakau, shall, subject to such costs being reflected in a budget approved in terms of clause 9.4.14 or clause 9.4.15 be costs of the Joint Venture, which costs shall be funded as set out in clause 9.

17.

5.2.4	advice to the Joint Venture and making recommendations to the Management Committee on achieving the Empowerment objectives of the Joint Venture in the following major transformation areas:

5.2.4.1	governance and strategies, including monitoring the status of transformation strategy implementation and formulation of action plans;

5.2.4.2	management of employment equity;

5.2.4.3	human resource development;

5.2.4.4	skills development, including strategic direction and prioritisation of employee development and training efforts:

5.2.4.5	corporate social investment and responsibility;

5.2.4.6	business improvement programmes including systems for employee performance review; and

5.2.5	rendering, subject to the Management Committee's instructions from time to time, the following services to the Joint Venture:

5.2.5.1	promoting the Joint Venture as a black empowered venture;

5.2.5.2	assisting the Joint Venture in the measurement of compliance with Empowerment laws, the Charter and other Empowerment guidelines;

5.2.5.3	liasing with the public and the private sector to promote the Joint Venture's initiative and to enhance and/or protect the Joint Venture's existing and future business opportunities;

5.2.5.4	assisting the Joint Venture in affirmative action and affirmative procurement policies programmes and general advice on strategies to enhance the Joint Venture's Empowerment objectives; and

5.2.6	assuming the obligations to comply with the provisions of clause 6.

18.

5.3	Prospecting Rights

5.3.1	obtaining

Taspac undertakes to use all reasonable commercial endeavours to obtain the Prospecting Rights.

5.3.2	Mmakau support

Mmakau undertakes to afford to Taspac all such assistance and suppport as may be reasonably commercially available to it and as may be reasonable required by Taspac to obtain the Prospecting Rights.

5.3.3	retention of ownership

Taspac undertakes, at all times during the existence of the Joint Venture and for the exclusive benefit of the Joint Venture, to use all reasonable commercial endeavours to retain ownership and the validity of the Prospecting Rights or such thereof as the Joint Venture may from time to time apply.

5.3.4	transfer of undivided shares

Mmakau shall be entitled, at any time during the existence of the Joint Venture, to require Taspac to transfer to it, an undivided share in the Prospecting Rights or any of them equal to Mmakau's then Participation interest in the Joint Venture, subject to the following:

5.3.4.1	the grant of the Minister's consent to such transfer as contemplated in section 11 of the MPRD Act;

5.3.4.2

in order to ensure that the Member's respective percentage ownership interests in the Prospecting Rights will be equal to their respective Participation Interests in the Joint Venture, the parties agree as follows. In the event that Mmakau's Participation Interest changes for any reason, Mmakau shall be obliged, forthwith after such change occurring, and at its own cost and expense, to obtain the Minister's consent to, and to procure the transfer and registration of transfer of an undivided share in each Prospecting Right in which Mmakau holds an undivided share, back to Taspac;

19.

5.3.4.3

with effect from the date on which an undivided share in any of the Prospecting Rights is transferred to Mmakau in terms of clause 5.3.4.1 Taspac and Mmakau shall be jointly liable (in the ratio of their respective undivided ownership) for compliance with the provisions of clause 5.3.3;

5.3.4.4

notarial execution and registration of all transfers of undivided shares in the Prospecting Rights in terms of this clause 5.3.4 shall be attended to by the attorneys of Taspac and all the costs of and incidental thereto shall be born and paid by Mmakau.

6.	Broad Based Participants

Mmakau shall be obliged, if and when required pursuant to the provisions of the Charter, and at its own cost and expense, to procure (within 6 months after broad based participation in the Joint Venture being Required) the following in order to ensure participation by Broad Based designated groups of HDSA's in the Joint Venture through the Broad Based Participants:

6.1	Incorporation and registration of the Broad Based Participants in accordance with applicable legislation;

6.2	identification, and structuring of Broad Based Shareholders approved of by Taspac who will become shareholders or beneficiaries of the Broad Based Participants;

6.3

the issue and allotment of the entire issued share capital of the Broad Based Participants to the Broad Based Shareholders or that the entire beneficial interest in the relevant Broad Based Participant will otherwise vest in the Broad Based Shareholder;

20.

6.4	transfer (out of Mmakau's 26%) a 10% Participation Interest in the Joint Venture to the Broad Based Participants; and

6.5

conclusion of an agreement between Taspac, Mmakau and the Broad Based Participants as contemplated in and in compliance with the provisions of clause 11.6 hereof and on the basis that Mmakau and the Broad Based Participants will jointly be liable for the obligations and entitled to the rights, of Mmakau in terms of this Agreement.

7.	Participation Interests

7.1	Upon fulfilment of the Suspensive Condition, the Members shall have the following Participation interests in the Joint Venture:

7.1.1	Mmakau:26%;

7.1.2	Taspac:74%.

7.2	Upon having given effect to the provisions of clause 6, the Participation Interests in the Joint Venture will be held as follows:

7.2.1	Mmakau 16%

7.2.2	Broad Based Participants 10%

7.2.3	Taspac 74%.

8.	Scope and Objects

The scope and objects of the Joint Venture will be in relation to the Joint Venture Area:

8.1	to conduct such prospecting for the Minerals in respect of each of the Prospecting Rights, as the Management Committee may determine from time to time;

8.2	subject to the Management Committee's approval, to conduct the Pre- Feasibility Study in respect of each Prospecting Right Area;

21.

8.3	subject to the Management Committee's decision to do so, to conduct a Bankable Feasibility Study in respect of each Prospecting Right Area;

8.4	to rehabilitate all disturbances of the Environment caused by the activities of the Joint Venture in respect of each Prospecting Right Area;

8.5	to comply with all legislation which may from time to time be applicable to the activities of the Joint Venture;

8.6	to undertake such other activities in respect of each Prospecting Right as the Management Committee may from time to time determine;

8.7

Subject to a unanimous decision to proceed with commercial exploitation of the Minerals on the Joint Venture Area in terms of clause 15.4 read with clause 15.5, to conclude an agreement in respect of such commercial exploitation on the basis as contemplated in clause 18; and

8.8	to undertake any other activities which may be incidental to any of the aforesaid objects as determined by the Management Committee from time to time.

9.	Liability for Funding

9.1	Prospecting and Pre-feasibility Study

Taspac shall be liable to fund all costs incurred by the Joint Venture (the nature and amounts of which shall be approved by the Management Committee) in conducting prospecting and a Pre- feasibility Study in accordance with the prospecting works programme(s) submitted in support of the Prospecting Right Applications on each Prospecting Right Area.

9.2	Bankable Feasibility Study

Should the Management Committee resolve to conduct a Bankable Feasibility Study in respect of any Prospecting Right Area the cost of such Bankable Feasibility Study shall be borne by Taspac, Mmakau and the Broad Based Participants in accordance with their respective Participation Interest in the Joint Venture .

22.

9.3	mining development

Should the Management Committee resolve to proceed with mining development in respect of any particular Prospecting Right Area, all the costs of and associated with such mining development shall be borne by Taspac, Mmakau and the Broad Based Participants in proportion to their then respective interest in the Joint Venture in respect of that particular Prospecting Right Area on the basis set out in clause 18 below.

9.4	management of the Joint Venture

9.4.1	Management Committee

The business and business affairs of the Joint Venture shall be conducted on behalf of the Members by the Management Committee which the Members shall form as soon as possible after the first of the Prospecting Rights is obtained by Taspac.

9.4.2	appointment

The Management Committee shall consist of 5 members of whom:

9.4.2.1	Taspac shall be entitled to appoint 3 members;

9.4.2.2	Mmakau and the Broad Based Participants shall, jointly, be entitled to appoint 2 members;

9.4.3	removal

each Member shall be entitled to remove any person appointed by it as a member of the Management Committee and to appoint any other person in the stead of any person so removed or who for any other reason fails to take up or remain in office.

23.

9.4.4	vote of Management Committee members

In respect of all decisions of the Management Committee:

9.4.4.1

the members appointed to the Management Committee by Taspac, or those of them present at a meeting of the Management Committee, shall collectively be entitled to 3 out of 5 votes of the Management Committee. Such collective vote shall be divided equally between all the members appointed by Taspac and who are present at such meeting of the Management Committee; and

9.4.4.2

the members appointed to the Management Committee jointly by Mmakau and the Broad Based Participants, or those of them present at a meeting of the Management Committee, shall collectively be entitled to 2 out of 5 votes of the Management Committee. Such collective vote shall be divided equally between all the members appointed jointly by Mmakau and the Broad Based Participants and who are present at such meeting of the Management Committee.

9.4.5	decisions

9.4.5.1	unanimity

decisions of the Management Committee to undertake the Bankable Feasibility Study in respect of the Prospecting Right Area and a decision to mine Minerals on the Prospecting Right Area may only be taken by unanimous resolution of the members of the Management Committee present and entitled to vote at a duly constituted meeting of the Management Committee. If the representative of a Member on the Management Committee is not present at a meeting of the Management Committee at which it is proposed to take a decision which requires a unanimous vote of the Members, such member of the Management Committee which is not present at such meeting, shall be deemed to have voted against the decision which requires a unanimous decision.

24.

9.4.5.2

All decisions of the Management Committee, other than those which expressly requires a unanimous vote (as set out in clause 9.4.4) in terms of 9.4.5.1, may be taken by a simple majority of the votes of the members present and entitled to vote at a duly constituted and quorated meeting of the Management Committee.

9.4.6	chairperson

The Member holding the majority of the Participation Interest in the Joint Venture from time to time shall be entitled to appoint the chairperson of the Management Committee from the members appointed in terms of 9.4.2 and to terminate such appointment. The chairperson shall not have a second or casting vote.

9.4.7	right to call meeting

Any Member or any member of the Management Committee may call a meeting of the Management Committee by giving the required notice.

9.4.8	quorum

9.4.8.1

A quorum for any meeting of the Management Committee shall be two members one of whom must be a member appointed by Taspac and one of whom must be a member appointed by Mmakau; present at the commencement and for the duration of the meeting, subject to clause 9.4.8.2.

9.4.8.2

If a quorum is not present at a meeting of the Management Committee within 30 minutes after the specified time, the meeting will be adjourned to the same day in the next week, at the same time and venue, or if that date is a public holiday, then the next succeeding day which is not a Saturday, Sunday or public holiday. The chairperson of the Management Committee shall give written notice of the adjournment to each member of the management Committee. If, at such adjourned meeting, a quorum as required by clause 9.4.8.1 is not present within 30 minutes from the time of that meeting, the members then present, will constitute a quorum.

25.

9.4.9	notice of meetings

9.4.9.1

The notice period for convening a meeting of the Management Committee will be 14 days, unless otherwise agreed to by all the members; provided that in cases of urgency (determined by the chairperson of the Management Committee in his/her absolute discretion) the notice period will be 48 hours.

9.4.9.2

Notice of all meetings of the Management Committee will be given to all members at their respective addresses notified to the Management Committee from time to time in writing. The notice shall contain an agenda, specifying in reasonable detail the matters to be discussed at the proposed meeting and the agenda will be accompanied by any relevant papers for discussion.

9.4.10	frequency of meetings

Management Committee meetings will be held at least quarterly, or more frequently as is necessary for the efficient conduct of the business and affairs of the Joint Venture;

9.4.11	minutes

Minutes of meeting of the Management Committee will be circulated to all members within a reasonable time after the conclusion of each meeting and shall be tabled for approval at the next meeting of the Management Committee.

9.4.12	conflicts of interest

Should any member of the Management Committee have a conflict of interest in relation to any matter to be considered by the Management Committee, such member shall make a full disclosure of such interest, and the remaining members shall then decide whether or not such member shall be excluded from the meeting or from the discussion of, and voting on, such matter.

26.

9.4.13	fees and disbursements

The members of the Management Committee shall not be entitled to any fees or other remuneration for holding office as members of the Management Committee. The members of the Management Committee shall further not be entitled to reimbursement of expenditure incurred in attending meetings of the Management Committee.

9.4.14	budgeting process: Prior to the Bankable Feasibility Study

9.4.14.1

The Management Committee shall procure that an annual business plan for the Joint Venture shall be prepared and submitted annually in advance for approval by the Management Committee. Such business plan shall consist of an operations plan, and a capital expenditure budget (expenditure and funding). The annual business plan shall be prepared in accordance with the Taspac guidelines from time to time.

9.4.14.2

The Management Committee will debate the annual business plan prepared in accordance with clause 9.4.14.1 with the objective of obtaining unanimous approval thereof by consensus (with or without amendment). Should the Management Committee be unable to approve the annual business plan on a unanimous basis, the following procedure shall apply:

9.4.14.2.1

The meeting of the Management Committee will be adjourned for a period of 14 days and the chairperson of the Management Committee shall give written notice of such adjournment to all the members thereof.

27.

9.4.14.2.2

Should the Management Committee be unable to approve the annual business plan prepared in accordance with clause 9.4.14.1 (with our without amendment) unanimously by consensus at the adjourned meeting, a decision on the approval of the annual business plan prepared in accordance with clause 9.4.14.1 (with or without amendment), will be taken by a simple majority of the votes, casted in accordance with clause 9.4.4 by the members present and entitled to vote at the adjourned meeting of the Management Committee. The annual business plan, as approved, will be the annual business plan of the Joint Venture for the ensuing financial year.

9.4.15	Budgeting Process : Bankable Feasibility Study

Should the Management Committee pass a resolution to proceed to undertake the Bankable Feasibility Study, the budgeting process of the Joint Venture, shall be as set out in clause 9.4.14.1, provided that, should Mmakau and/or the Broad Based Participants (“Non Contributing Member”) not approve or vote against an annual business plan in respect of any year during which the Joint Venture undertakes the Bankable Feasibility Study:

9.4.15.1

The Non Contributing Member shall be entitled, but not obliged, to contribute a proportionate share (in accordance with its Participation Interest) of the budgeted expenditure as reflected in such annual business plan; provided that the Non Contributing Member shall notify Taspac in writing within 30 days after approval of the relevant annual business plan whether or not and to what extent the Non Contributing Member elects to contribute its proportionate share of such budgeted expenditure. Such written notice shall, in relation to an election to contribute, constitute an obligation on the Non Contributing Member to contribute its proportionate share, and in relation to an election not to contribute, constitute an irrevocable waiver of its right to contribute its proportionate share of such expenditure.

28.

9.4.15.2

To the extent that the Non Contributing Member elected not to contribute its proportionate share of the budgeted expenditure contained in such annual business plan, Taspac shall be entitled, without prejudice of its call option in terms of clause 15.6, to contribute such expenditure in which event the Participation Interest of the Non Contributing Member shall be reduced and the Participation Interest of Taspac be increased by a percentage calculated in accordance with the following formula:

where p equals the number of percentage points by which both Members' respective Participation Interests will be adjusted;

a = the amount of the funding provided by Taspac and for which the Non Contributing Member would have been liable had it not been for the provisions of this clause;

b = the fair market value of the Non Contributing Members' Participation Interest in the Joint Venture immediately before the relevant contribution is made and disregarding the enhancement of the value of any contributions made or to be made by Taspac in respect of the year to which the relevant annual business plan relates.

9.4.16	use of adjustment

Taspac shall be obliged (as soon as reasonably possible after an adjustment of the Participation Interests of the Members in terms of clause 9.4.15.2 had been effected), to dispose of the percentage increase of its Participation Interest pursuant to clause 9.4.15.2, to HDSA's or to a company in which HDSA's hold not less than 70% of the issued shares in order to retain the percentage Black empowerment participation in the Joint Venture at a level of 26%.

29.

9.4.17	financial records

The Management Committee shall procure that financial records are kept and books of account are prepared in respect of the Joint Venture's activities, costs and disbursements and income (if any), for approval by the Management Committee.

10.	Empowerment Provisions

10.1	Taspac objectives

The parties record and agree that Taspac entered into the transactions constituted by this Agreement in order to:

10.1.1

give effect to and comply with the objectives and requirements of the MPRD Act (including but without limitation the objectives set out in section 2(d) thereof), the Charter and Empowerment in general; and

10.1.2	to establish a long term, mutually beneficial business relationship with Mmakau being a Company with the Empowerment characteristics set out in clause 10.2.

10.2	Mmakau characteristics

Mmakau warranted in favour of Taspac that:

10.2.1	Mmakau is a company of which 100% of its issued shares are directly held by shareholders who are HDSA's which include women as set out in Annex TM 1 hereto; and

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10.2.2

the Broad Based Shareholder will be a company of which 100% of the shares are directly held by shareholders who are Broad Based Participants or another entity of which all the beneficiaries are Broad Based Participants.

10.2.3	the majority of the directors and senior management of both Mmakau and the Broad Based Participants are or will be HDSA's.

10.3	Mmakau objectives

Mmakau entered into this Agreement and the transaction contemplated herein in order to:

10.3.1	avail itself and its HDSA shareholders of the opportunities flowing from the objectives and intention contemplated in clause 10.1 hereof; and

10.3.2	to establish an exclusive and long term mutually beneficial relationship with Taspac in respect of the Minerals in South Africa; and

to actively participate in the management and operations of the Joint Venture and to contribute to the successful achieving of the objects of the Joint Venture, which will be achieved through its contributions to the Joint Venture set out in clause 5.2 and through its appointed representatives on the Management Committee.

10.4	joint objectives

In order to achieve the Member's joint objectives in relation to Empowerment, the parties agree that Taspac and Mmakau will jointly seek to achieve:

10.4.1	skills transfer and human resource development;

10.4.2	social development through the development of a social and labour plan for each project of the Joint Venture; and

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10.4.3	other transformational and Empowerment objectives.

10.5	achieving Taspac objectives

In order to enable Taspac to continue to achieve the objectives set out in clause 10.1 the parties agree as follows:

10.5.1	Mmakau Group structure

Mmakau undertakes to use all reasonable endeavours, at all times during the existence of the Joint Venture to procure that the Mmakau group structure as set in Annex TM 1 hereto, does not change for any reason or in any manner which will result in:

10.5.1.1	a change in the Controlling Shareholders of Mmakau; or

10.5.1.2

Mmakau ceasing to be an HDSA Company in respect of which 100% (or such lower percentage as may be still compliant with the ownership element of Empowerment in terms of the MPRD Act read with the Charter and Scorecard relating thereto in order to ensure that Taspac will receive full credit for the 26% Empowerment ownership granted to Mmakau in respect of the Joint Venture Area by forming this Joint Venture on the terms set out in this Agreement to be evidenced by written confirmation by the Minister of Minerals and Energy) of the issued share capital is held by HDSA's.

10.5.2	notification

Mmakau shall, forthwith upon becoming aware of any circumstances which may result in an event as contemplated in clause 10.5.1, and if such event does occur, notify Taspac thereof in writing with full particulars of the expected or actual occurrence.

10.5.3	call option

If and when any of the events contemplated in clauses 10.5.1.1, or 10.5.1.2, occurs, Taspac shall be entitled to exercise the call option in terms of clause 12.

32.

11.	Transfer of Participation Interest and pre-emptive rights

11.1	Mmakau to HDSA Entity

In order to enable Taspac to achieve its empowerment objectives in respect of the Joint Venture Area, Mmakau shall only be entitled to alienate, or to otherwise dispose of its entire Participation Interest in the Joint Venture (and not a portion or share thereof) held from time to time, until such time as Empowerment is no longer a Requirement in relation to the Joint Venture or its activities to an entity:

11.1.1

in which HDSA's hold directly 100% of the equity interest (or such lower percentage as may still render the Joint Venture compliant with the ownership element of Empowerment in order to ensure that Taspac will receive full credit for the 26% Empowerment ownership in respect of the Joint Venture Area achieved by entering into this agreement to be evidenced by written confirmation by the Minister of Minerals and Energy) with substantially the same level of knowledge, experience and expertise in respect of prospecting and mining as Mmakau; and

11.1.2	which has been approved of by Taspac in writing, which approval shall not unreasonably be withheld or delayed.

11.2	Mmakau to non HDSA Entity

Save as set out in clauses 11.1, and 11.4, Mmakau may only alienate or otherwise dispose of its Participation Interest in the Joint Venture or any portion thereof or any share therein:

11.2.1	subject to the pre-emptive rights set out in clause 11.5; and

11.2.2	subject to the provisions of clause 11.6.

33.

11.3	Permitted disposal by Taspac

Provided that the provisions of clause 11.6 have been satisfied to Mmakau's reasonable satisfaction, Taspac shall be entitled to dispose of its entire or any portion of its Participation Interest in the Joint Venture held by it from time to time free from the pre-emptive rights provided for in terms of clause 11.5 to:

11.3.1	any wholly owned subsidiary of Taspac; and/or

11.3.2	any third party in order to effect Empowerment in respect of the Prospecting Right Area which cannot reasonably be achieved through or involving Mmakau; or

11.3.3	any vehicle which the Members may elect to house the Prospecting Right Area and/or the rights acquired in respect thereof for purposes of the Joint Venture or the exploitation thereof.

11.3.4

to grant security interests over or in respect of Taspac's Participation Interest in the Joint Venture in favour of a bank as defined in, or other financial institution approved for that purpose by the Registrar of Banks in terms of, the Banks Act No 94 of 1990 for purposes of funding Taspac's financial obligations in terms of this Agreement, provided that Taspac shall, before such security interests are granted, furnish Mmakau in writing with full particulars of the financial assistance required and the security interests which it intends to grant in respect of its Participation interest in the Joint Venture.

11.4	permitted disposal by Mmakau

Provided that the provisions of clause 11.6 have been satisfied to Taspac's reasonable satisfaction, Mmakau shall only be entitled to dispose of its entire Participation Interest in the Joint Venture held by it from time to time free from the pre-emptive rights provided for in terms of clause 11.5:

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11.4.1	to any wholly owned subsidiary of Mmakau; and/or

11.4.2	to any vehicle which the Members may elect to house the Prospecting Right Area and/or the rights acquired in respect thereof for purposes of the Joint Venture or the exploitation thereof; or

11.4.3

to grant security interests over or in respect of Mmakau's Participation Interest in the Joint Venture in favour of a bank as defined in, or other financial institution approved for that purpose by the Registrar of Banks in terms of, the Banks Act No 94 of 1990 for purposes of funding Mmakau's financial obligations in terms of this Agreement, provided that Mmakau shall, before such security interests are granted, furnish Taspac in writing with full particulars of the financial assistance required and the security interests which it intends to grant in respect of its Participation interest in the Joint Venture.

11.5	pre-emptive rights

11.5.1	alienation by Mmakau

11.5.1.1	obligatory offer

Should Mmakau, wish to alienate or otherwise dispose of, or receive a bona fide offer from a third party to acquire its Participation Interest in the Joint Venture, other than as set out in clauses 11.1 and 11.4, it shall be obliged to offer such interest to Taspac in writing, irrevocable for a period of [***] from receipt thereof by Taspac at a price and on the terms as contained in the offer from a third party or on which Mmakau may wish to alienate its Participation Interest as the case may be (“the Offer”). Mmakau undertakes to disclose to Taspac the names of potential third parties to whom the shares may be alienated if the Offer is not accepted, if any such third party has then been identified by Mmakau.

35.

11.5.1.2	pre-emptive right

Taspac shall be entitled, at any time during the [***] period contemplated in clause 11.5.1.1, to accept the Offer by written notice to that effect to Mmakau. Should the Offer be accepted the price contemplated in clause 11.5.1.1 shall be payable to Mmakau in cash within [***] of acceptance of the Offer.

11.5.1.3	failure to exercise

Should Taspac decline the Offer, or fail to accept the offer before its expiry, the Offer shall lapse and Mmakau shall be entitled to alienate its Participation Interest to any third party approved of by Taspac, which approval shall not be unreasonably withheld or delayed at such price and on such terms and conditions contained in the Offer within a period of [***] from decline or lapse of the Offer (but not thereafter). Mmakau shall, however, not be entitled to alienate the interest to an approved third party on terms and at a price, on a fully funded cash basis, other than that contained in the Offer without again offering its Participation Interest to Taspac on such other amended terms and conditions for a further period of [***] on the basis set out in this clause.

11.5.2	alienation by Taspac

11.5.2.1	obligatory offer

Should Taspac wish to alienate or otherwise dispose of, or receive a bona fide offer from a third party to acquire its Participation Interest in the Joint Venture or any portion thereof, other than as set out in clause 11.3, it shall be obliged to offer such interest to Mmakau in writing, irrevocable for a period of [***] from receipt thereof by Mmakau at a price and on the terms as contained in the offer from a third party or on which Taspac may wish to alienate its Participation Interest, as the case may be (“the Offer”). Taspac undertakes to disclose to Mmakau the names of potential third parties to whom the shares may be alienated if the Offer is not accepted, if any such third party has then been identified by Taspac.

36.

11.5.2.2	pre emptive right

Mmakau shall be entitled, at any time during the [***] period contemplated in clause 11.5.2.1 to accept the Offer by written notice to that effect to Taspac. Should the Offer be accepted the price contemplated in clause 11.5.2.1 shall be payable to Taspac in cash within [***] of acceptance of the Offer.

11.5.2.3	failure to exercise

Should Mmakau decline the Offer, or fail to accept the Offer before its expiry, the Offer shall lapse and Taspac shall be entitled to alienate its Participation Interest to any third party approved of by Mmakau, which approval shall not unreasonably be withheld or delayed at such price and on such terms and conditions contained in the Offer within a period of [***] (but not thereafter). Taspac shall, however, not be entitled to alienate the offered interest to an approved third party on terms and conditions other than those contained in the Offer without again offering the Participation Interest or such portion thereof to Mmakau on such amended terms and conditions for a further period of [***] on the basis set out in this clause.

11.6	new Joint Venture agreement

Should any Member become entitled to, and wish to transfer its Participation Interest in the Joint Venture to a third party, such transfer may only be effected if and when the proposed transferee enters into a Joint Venture agreement with the other Member on the terms and conditions contained in this Agreement with such amendments as may be required by the context.

37.

12.	Forced Sale by Mmakau

12.1	application

Mmakau hereby grants to Taspac a call option to purchase Mmakau's entire Participation Interest in the Joint Venture then held by it which option may be exercised by Taspac should any of the following events occur:

12.1.1	changes in shareholding

the shareholding of Mmakau for any reason changes from that set out in Annex TM 1 hereto in such manner as will cause any of the results contemplated in clauses 10.5.1.1 or 10.5.1.2 hereof; or

12.1.2	breach

Mmakau being in breach of the prohibition against alienation in terms of clause 11.1 of this Agreement and fails to remedy such breach within 14 days of receipt of a written notice from Taspac calling upon Mmakau to remedy such breach:

12.2	price

The price at which Taspac may exercise a call option pursuant to the provisions of this clause 12 shall be fair market value of Mmakau's then Participation Interest which will be determined in accordance with the provisions of Annex TM 3 hereto.

13.	Exclusivity

The parties undertake vis-à-vis each other not to participate in any uranium - molybdenum prospecting and/or mining within the Area of Interest outside of the scope of the Joint Venture. Should either party locate or become aware of any properties within the Area of Interest which may have potential of containing all or some of the Minerals, it shall be obliged to make full disclosure of such prospects to the Joint Venture and with the objective of affording the Joint Venture a first opportunity to apply for prospecting rights in respect of the Minerals or other Participation Interest in such properties.

38.

14.	Disputes

14.1

Save as otherwise expressly provided for in this Agreement, if any dispute or difference shall arise between the Members out of or in relation to or in connection with this Agreement, or the interpretation thereof, or any breach thereof, or its termination, both while in force and after its termination, the Member claiming such dispute or difference, shall forthwith advise the other in writing thereof. Within fourteen days of receipt of such notice, the Members shall meet and negotiate in good faith in order to resolve such dispute or difference.

14.2

Should the Members fail to resolve such dispute or difference within fourteen days of their first meeting or such longer period as the Members may agree, either Member may refer such dispute or difference to mediation to be undertaken by a single mediator.

14.3

The Member referring the dispute to mediation shall, within fourteen days of the Members having failed to resolve the dispute, submit to the other Member in writing the names and occupations of three persons proposed by it to act as mediator and request the other Member to agree to the appointment of any one of them in writing within seven days of receipt of such notice.

14.4

In the event of the Members being unable to agree on the appointment of a mediator, such mediator shall, upon the written request of either Member within seven days of their failure to so agree, be appointed by the chairperson of the Arbitration Foundation of South Africa (“AFSA”).

14.5	The mediator shall use every endeavour to facilitate a settlement of the dispute or difference between the Members within fourteen days of his appointment as such.

39.

14.6

Should the Members, notwithstanding such mediation, fail to reach a settlement within the aforesaid fourteen days or such longer period as the Members may agree, the mediator shall within seven days thereafter express an opinion on the matter in writing, and furnish each of the Members with a copy thereof. Such opinion shall be binding upon the Members unless either Member refers the matter to arbitration in terms of clause 14.8.

14.7	Each Member shall bear a portion (equal to its Participation interest in the Joint Venture) of the mediator's costs and expenses.

14.8

Should the mediation not have induced a settlement, either Member may, within fourteen days after receipt of the mediator's opinion, refer the dispute to arbitration to be undertaken by a single arbitrator.

14.9

The Member referring the dispute to arbitration shall within the fourteen days submit to the other Member in writing the names and occupations of three persons proposed by it to act as arbitrator and request the other Member to agree to the appointment of any one of them in writing within seven days of the receipt of such notice.

14.10

In the event of the Members being unable to agree on the appointment of an arbitrator, such arbitrator shall be appointed by the chairperson of the Johannesburg Bar Council at the request of either Member.

14.11	The arbitration shall take place in Johannesburg.

14.12

The Member having referred the dispute to arbitration (“the claimant”) shall, within fourteen days of the appointment of the arbitrator, file its claim, setting out the nature of the claim and the details facts and documents in support thereof, by serving a copy thereof on the arbitrator and the other Member (“the respondent”). Within fourteen days of receipt of the claim, the respondent shall file its answer thereto, setting out in detail the grounds and facts upon which the claims is resisted and any documents in support thereof, by serving a copy thereof on the arbitrator and the claimant. Unless agreed to in writing by the Members, the South African High Court rules applicable to the filing of pleadings and of discovery in the conduct of civil proceedings shall apply to the arbitration proceedings.

40.

14.13

The arbitrator shall, save as herein provided, have the powers conferred upon an arbitrator under the Arbitration Act, 1965, as amended, but shall not be obliged to follow the procedures described in that Act, and shall be entitled to decide on such procedures as he may consider desirable for the speedy determination of the dispute. The arbitrator shall further be entitled to determine questions of law and the provisions of section 20 of the Arbitration Act are excluded.

14.14	The decision of the arbitrator shall be final and binding on the Members, and may be made an order of any court of competent jurisdiction, including his award in respect of the costs of arbitration.

14.15	The arbitrator shall make an award in respect of the costs of the arbitration having regard to the substantial success of each Member in the outcome of the proceedings.

15.	Progress decisions

15.1	after Pre-feasibility Study

Upon completion of the Pre-feasibility Study in respect of each Prospecting Right Area, the Management Committee will meet to consider the results of the Pre-feasibility Study and to decide:

15.1.1	whether further prospecting of such Prospecting Right Area is reasonably necessary before a decision whether or not to conduct a Bankable Feasibility Study can be taken; or

15.1.2	whether to undertake the Bankable Feasibility Study in respect of a particular Prospecting Right Area.

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15.2	a decision as contemplated in 15.1.1 will be taken by a simple majority of the votes of the Members present at such meeting of the Management Committee, exercisable in accordance with clause 9.4.4;

15.3	a decision to undertake the Bankable Feasibility Study will require a unanimous decision as set out in clause 9.4.5.1;

15.4	after Bankable Feasibility Study

Upon completion of the Bankable Feasibility Study in respect of a particular Prospecting Right Area, the Management Committee will meet to consider the results of such Bankable Feasibility Study and to decide whether to proceed with commercial exploitation of a particular Prospecting Right Area.

15.5	unanimity

A decision to proceed with commercial exploitation in terms of clause 15.4 may only be taken by a unanimous decision of the members of the Management Committee present at a quorated meeting.

15.6	failure to reach unanimous decision

Should the Management Committee be unable to reach a unanimous decision in terms of clauses 15.1.2 or 15.4, the Member whose appointees to the Management Committee supported a decision to proceed with the Bankable Feasibility Study or commercial exploitation (“Acquiring Member”) shall have a call option to acquire the Participation Interest of the other Member (“Disposing Member”) in the Joint Venture in respect of the relevant Prospecting Right Area only, on the following basis;

15.6.1

The price at which the Acquiring Member may acquire the Participation Interest of the Disposing Member shall be the fair market value thereof to be determined as set out in Annex TM 3 hereto. The Acquiring Member shall pay the amount of the purchase price to a firm of attorneys nominated by the Disposing Member which attorneys will hold the amount so paid to it, in trust in an interest bearing bank account and all interest earned on such amount shall accrue to the Disposing Member. Upon obtaining the Minister's consent as contemplated in clause 15.6.3 and registration of transfer of the relevant Prospecting Right to the Acquiring Member, the said attorneys shall be authorised to pay the amount of the purchase price together with all interest earned thereon, to the Disposing Member.;

42.

15.6.2

The option must be exercised in writing within 30 days after the fair market value of the Disposing Member's Participation Interest in the Joint Venture shall have been determined, failing which the option shall lapse;

15.6.3

Provided that the option was properly exercised, and the purchase price duly paid, if Mmakau is the Acquiring Member, Taspac shall, at its own cost and expense, and as soon as reasonably possible after payment of the purchase price, seek the Minister's consent in terms of section 11 of the MPRD Act and upon obtaining such consent, to transfer the relevant Prospecting Right to Mmakau and Mmakau will provide all reasonable support and assistance to that end;

Should such consent not be obtained within a period of 6 calendar months after payment of the purchase price, the sale resulting from exercise of the option shall terminate automatically upon expiry of the 6 month period, and the Attorneys to whom the purchase price had been paid, shall refund such purchase price to Mmakau.

15.6.4

upon payment of the purchase price of the Disposing Member's Participation Interest in the Joint Venture so acquired, the Acquiring Member shall accept liability for and shall indemnify and hold the Disposing Member harmless against all liabilities of whatsoever nature which may then exist or which at any time thereafter arise in respect of the relevant Prospecting Right Area, including but without limitation, Environmental liabilities and rehabilitation obligations, and to procure the release of all guarantees which the Disposing Member may have furnished in respect of rehabilitation obligations and liabilities in which event the Joint Venture will terminate in relation to such Prospecting Right Area.

43.

16.	Termination of Joint Venture

16.1	unanimous resolution

Should the Management Committee resolve unanimously (after having considered the results of the Pre-feasibility Study or that of the Bankable Feasibility Study or at any time after having conducted further prospecting as contemplated in terms of clause 16.3) not to conduct any further prospecting activities in respect of any particular Prospecting Right Area and to permanently abandon all rights held in respect thereof, the Joint Venture will terminate in respect of the relevant Prospecting Right Area only, on the date on which the Joint Venture has completed rehabilitation of the disturbances caused by its activities on the area of such Prospecting Right Area.

16.2

Should the Management Committee fail to reach unanimous resolutions to undertake the Bankable Feasibility Study or to proceed with commercial exploitation, in respect of any particular Prospecting Right Area, the Joint Venture will terminate in respect of such Prospecting Right Area;

16.2.1	upon the acquisition of the Joint Venture Interest in respect of such Prospecting Right Area by the Acquiring Member in terms of clause 15.6; or

16.2.2

upon the Member who supported a decision in respect of which unanimity could not be reached fail to exercise its call option to acquire the Participation Interest of the other Member in respect of that particular Prospecting Right Area.

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16.3	Bankable Feasibility Study results

Should the results of the Bankable Feasibility Study in respect of any particular Prospecting Right Area indicate that exploitation of the relevant Prospecting Right Area may be economically viable and the Management Committee adopt a unanimous resolution to proceed with further prospecting, the Joint Venture will continue in respect of such Prospecting Right Area on the terms and conditions set out in this Agreement until terminated in accordance with its provisions.

16.4	effects of termination

Should the Joint Venture terminate in terms of 16.1, or 16.2:

16.4.1

Taspac shall, to the extent that Mmakau has not elected to take transfer of an undivided share of the Prospecting Rights, or any of them, in terms of clause 5.3,4, remain the unencumbered holder of the Prospecting Rights and/or the Prospecting Right and Mmakau shall have no claims in respect thereof; and

16.4.2	Taspac shall have no claims against Mmakau in respect of any costs incurred by Taspac and or the Joint Venture in respect of, or liability arising from, the Prospecting Right Area,

subject to the provisions of clause 16.5

16.5	Intellectual Property Rights on termination

Should the Joint Venture terminate under any of the provisions of this Agreement, Taspac's Intellectual Property Rights will be, and will continue to be regulated by the provisions of clause 19 hereof.

17.	Warranties and Representations

17.1	Mmakau hereby represents and warrants in favour of Taspac, acknowledging and confirming that Taspac, after due enquiry, are relying on such representations and warranties in concluding this Agreement:

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17.1.1	that Mmakau is a private company duly incorporated and existing under the laws of South Africa;

17.1.2	it has the capacity to enter into and to perform its obligations under this Agreement and any agreement referred to in or contemplated by this Agreement;

17.1.3	it is not insolvent and that no proceedings for its liquidation, either provisionally or finally are threatened or pending;

17.1.4

the entering into and giving effect to the provisions and obligations imposed on it by this Agreement and any other agreement referred to in or contemplated by, this Agreement and all the transactions contemplated in this Agreement have been duly authorised by Mmakau and constitute legally valid and binding obligations on Mmakau.

17.1.5

that 100% of the issued shares of Mmakau are directly held by shareholders who are HDSA's which include women as set out in Annex TM 1 hereto; and the majority of its directors and the majority of its senior management are HDSA's.

17.1.6	that it will use all reasonable endeavours to ensure that the Broad Based Participants will, upon its incorporation and at all times thereafter during the existence of the Joint Venture:

17.1.6.1	be a private company(ies) or other corporate entity(ies) duly incorporated and existing under the laws of South Africa;

17.1.6.2	have the capacity to enter into and to perform its obligations under this Agreement and any agreement referred to in or contemplated by this Agreement;

17.1.6.3	not be insolvent and that no proceedings for its liquidation, either provisionally or finally will be threatened or pending;

46.

17.1.6.4

by entering into and giving effect to the provisions and obligations imposed on it by this Agreement and any other agreement referred to in or contemplated by, this Agreement and all the transactions contemplated in this Agreement have been duly authorised by the Broad Based Participants and will constitute legally valid and binding obligations on it.

17.1.6.5	that 100% of the issued shares of the Broad Based Participants will be held by Broad Based Shareholders.

17.2	Taspac hereby represents and warrants in favour of Mmakau, acknowledging and confirming that Mmakau, after due enquiry, are relying on such representations and warranties in concluding this Agreement:

17.2.1	that Taspac is a public company duly incorporated and existing under the laws of Australia;

17.2.2	it has the capacity to enter into and to perform its obligations under this Agreement and any agreement referred to in or contemplated by this Agreement;

17.2.3	it is not insolvent and that no proceedings for its liquidation, either provisionally or finally are threatened or pending;

17.2.4

the entering into and giving effect to the provisions and obligations imposed on it by this Agreement and any other agreement referred to in or contemplated by, this Agreement and all the transactions contemplated in this Agreement have been duly authorised by Taspac and constitute legally valid and binding obligations on Taspac.

17.3	Ongoing nature of warranties

The representations and warranties given in this clause 17 are of a continuous nature and are given in respect of all relevant times during the term of this Agreement.

47.

18.	Agreement in respect of Exploitation

Should the Management Committee resolve to proceed with exploitation of Minerals on any Prospecting Right Area (“Exploitation Decision”), the parties undertake to negotiate with each other exclusively and in good faith with the objective of concluding an agreement in respect of the joint exploitation of the relevant Prospecting Right Area. Notwithstanding anything to the contrary contained herein the parties shall be bound in reaching and concluding such agreement, to the following principles:

18.1	participation

The parties' Participation Interest in such exploitation shall be:

Mmakau:	26%

Taspac:	74%.

subject to adjustment in terms of clause 9.4.15.2, clause 18.4 and/or clause 18.5

18.2	funding

Each party shall be liable to contribute as and when required, and from time to time, the entire funding requirements of such exploitation including, without limitation capital expenditure and operating costs, (“initial funding requirements”) in accordance with the Participation Interests of the parties determined in accordance with the provisions of clause 18.1. Nothing contained herein shall oblige either party to contribute funding before expiry of [***] after concluding the agreement in respect of exploitation or after a subsequent decision to incur further expenditure shall have been taken (“subsequent funding requirements”);

18.3	prospecting expenditure

All prospecting expenditure incurred by either Member (in accordance with the provisions of this Agreement) for purposes of the Joint Venture until completion of the Bankable Feasibility Study, shall form part of the initial funding requirements of the proposed exploitation, and to the extent that either of the Members have contributed more or less than its proportionate share thereof, (a percentage of total prospecting expenditure equal to such Members' Participation Interest in the Joint Venture at the time that the funding was provided) the funding obligations of the Members in terms of clause 18.2 shall be adjusted by such shortfall or excess. Such adjustment shall further take account of interest on the amount of the excess or shortfall at the prime rate published from time to time by Absa Bank Limited from the date of funding until the date of adjustment in terms of this clause.

48.

18.4	failure to fund initial funding requirements

Should the parties fail to contribute the initial funding requirements of exploitation of the relevant Prospecting Right Area in accordance with their respective Participation Interests, their Participation Interests shall be adjusted to reflect their respective actual contributions relative to each other.

18.5	failure to fund subsequent funding requirements

Should either party fail to contribute its proportionate share of any subsequent funding requirements the other party shall be entitled, but not obliged to contribute such requirements and the parties' respective interests will be adjusted in a just and equitable manner based on the actual contributions by either party to the subsequent funding requirements relative to the fair market value of the business. For purposes hereof fair market value of the business shall be such value immediately before the subsequent funding is provided (To be determined in accordance with Annex TM 3) plus the Rand amount of the subsequent funding.

Should Mmakau's Participation Interest at any time and from time to time be adjusted pursuant to the provisions of clauses 18.4 or 18.5, Taspac shall be entitled (notwithstanding anything to the contrary contained herein) to utilise the Participation Interest so acquired to maintain the Empowerment Participation interest in the Joint Venture at a minimum level of 26% free from any pre-emptive rights contained in this Agreement.

49.

18.6	pre-emptive rights and forced sales:

An agreement in respect of exploitation of the Minerals from any Prospecting Right Area shall be subject to the pre-emptive rights and forced sale provisions:

18.6.1

in respect of a sale by Mmakau on the basis contained in clause 11 and clause 12 hereof until Empowerment is no longer a Requirement in respect of the exploitation of Minerals on the Joint Venture Area; and

18.6.2

in relation to a sale by Mmakau after the period contemplated in clause 18.6.1 and in relation to a sale by Taspac at any time, at fair market value to be determined in accordance with the provisions set out in Annex TM 3 hereto.

18.7	limitation to mining and beneficiation

An agreement in relation to the proposed exploitation by the parties hereto shall be limited to the mining of the Minerals and the normal beneficiation of such Minerals in order to produce saleable products or products of a particular quality. Such agreement shall not entitle Mmakau to participate in any processing activities subsequent to extraction and normal beneficiation, such as processes whereby any substance other than the Minerals in beneficiated form are manufactured from the Minerals or processes whereby such Minerals are transformed into any other substance or product.

Should either Member conduct any beneficiation (other than extraction and normal beneficiation of the Minerals in order to produce saleable uranium or molybdenum products) such as enrichment or process(es) whereby the Minerals are transformed into other substances, and such member wish to conduct such activities jointly with a third party, the Member who wishes to conduct such beneficiation or process grants to the other Member, a right of first refusal to participate in such beneficiation or process(es)

50.

18.8	Intellectual Property Rights

Neither Member shall be obliged to make any Intellectual Property Rights as set out in clause 19 available for purposes of such exploitation.

18.9	management of exploitation operations

18.9.1

Taspac and Mmakau shall jointly manage all operations relating to exploitation of the Prospecting Right Area on terms which are customary in the South African mining industry and on an arms length basis.

18.9.2

Should Taspac and Mmakau wish to appoint another entity to manage the exploitation operations, Mmakau shall have a right of first refusal, for a period of 30 days after receipt of a written offer to it, to be appointed the manager of such operation(s) on such terms offered to it or on which a third party with the ability to do so is willing to perform such management function. Should Mmakau decline the offer in writing or fail to accept the offer in writing before expiry of the 30 day period, the offer shall lapse and the Members shall be entitled to appoint a third party to manage the exploitation operations, provided that such third party shall not be appointed on terms and conditions which are different from that contained in the offer to Mmakau without extending another offer to Mmakau on such amended terms and conditions for a further 30 day period.

18.10	minority protection

the Member who may from time to time hold a minority interest in the exploitation vehicle shall be entitled to appropriate minority protection provisions as are customary in the South African mining industry and as are fair and reasonable to both parties in view of all the circumstances then prevailing.

51.

18.11	budgeting procedures

The parties shall be bound by the budgeting procedures set out in clause 9.4.15.

18.12	remaining terms and conditions

Save that the parties will be bound to the principles set out in clauses 18.1 to 18.11 above, the parties undertake to negotiate in good faith (but on an arms length commercial basis) with the objective of reaching agreement in respect of all the other terms and conditions of a proposed agreement in respect of the exploitation of Minerals on the Joint Venture Area. To the extent that the parties are unable to reach agreement and to conclude a written agreement within 90 days after an Exploitation Decision, such remaining terms and conditions in respect of which the parties are unable to reach agreement, will, at the request of either party, be determined by arbitration in terms of clause 14 on a basis which, taking into account all the facts and circumstances the prevailing and the principles and intention of the parties expressed in this Agreement, will be:

18.12.1	fair and reasonable to both parties; and

18.12.2	customary and usual in the South African mining industry.

19.	Intellectual Property Rights

Each party shall retain all Intellectual Property Rights which it may now own or which it may at any time during the existence of the Joint Venture or during exploitation of the Prospecting Right Area develop in addition to or in enhancement of any Intellectual Property Rights of any nature which it may own, hold or be licensed to use, in relation to the Minerals or any of them, chemical processes, beneficiation, other beneficial use or methods of extracting any substances therefrom or transforming such substances into other substances. Without derogating from the generality of the aforesaid provisions, any agreement as contemplated in clause 18 shall exclude all of the Parties' Intellectual Property Rights.

52.

20.	Cession and Assignment

Neither party shall be entitled to cede and assign its rights and obligations in terms of this Agreement save only to the effect that such cession and assignment is effected as an integral part of a sale of such Member's Participation Interest in the Joint Venture.

21.	Confidentiality and Publicity

No party shall publish or disclose to any person not being a party to this Agreement (other than affiliates, legal or other advisors of the parties who are under an obligation to maintain the confidentiality of any information made available to them) any information concerning the conclusion of this Agreement, the reason therefor or the terms hereof or information regarding the business or other affairs of the Joint Venture or discuss any matter of policy with the government, government official, representative of any Government department, in relation to any aspect of the Joint Venture's business or affairs, without the prior written consent of the other Member, provided that —

21.1	any information which is required to be furnished by law or by existing contract or by any stock exchange on which the shares of any party are listed may be so furnished;

21.2

any party shall be entitled (after consultation with the other party so as to avoid embarrassment or prejudice to the extent possible) to make such information available to its shareholders as may be necessary to enable such shareholders to consider the value and prospects of their Participation Interests ;

53.

21.3

no party shall be precluded from divulging any information to any person who is negotiating with such party for the acquisition of an interest in such party, provided that the person to whom any disclosure is made in the aforesaid circumstances shall first have undertaken in writing to keep such information confidential and not to divulge such information to any other person and to use it only for the purpose of evaluating the proposed transaction;

21.4	no party shall be precluded from using or divulging such information in order to pursue any legal remedy available to it.

22.	Domicilium Citandi et Executandi

22.1	election

The parties choose as their domicilia citandi et executandi for all purposes under this Agreement, and as addresses where all, notices or other documents or communications of whatsoever nature (including the exercise of any option) may be served, the following addresses:

22.1.1	Taspac:

Postal Address:	Physical Address:

The Company Secretary	The Company Secretary

Tasman Pacific Minerals Limited Limited	Tasman Pacific Minerals

C/o Moore Stephens MWM Inc Inc	C/o Moore Stephens MWM

Reference: Derek Irish	Reference: Derek Irish

P O Box 1574	7 West Street

Houghton	Houghton

2041	Johannesburg

Fax No:

(011) 728 1409

54.

22.1.2	Mmakau:

Postal Address:	Physical Address:

P O Box 2236	No 34 8th Street

Houghton	Houghton

2041	Johannesburg

Fax No. (011) 880 0207

22.1.3	The Management Committee:

At the address of the Member who appointed the then chairman of the Management Committee addressed to the Chairman by name and designation.

22.2	notices in writing

Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice by facsimile.

22.3	changes

Any party may by notice to the other party change the physical address chosen as its domicilium citandi et executandi to another physical address in South Africa or its facsimile number: Provided that the change shall become effective on the 14th business day from the deemed receipt of the notice by the addressee.

22.4	notices

Any notice to a party:

55.

22.4.1

sent by prepaid registered post in a correctly addressed envelope to it at its domicilium citandi et executandi shall be deemed to have been received on the 10th business day after posting (unless the contrary is proved);

22.4.2	delivered by hand to a responsible person during ordinary business hours at its domicilium citandi et executandi shall be deemed to have been received on the day of delivery; or

22.4.3

sent by facsimile to its chosen facsimile number stipulated in clause 22.1, during ordinary business hours shall be deemed to have been received on the date of despatch (unless the contrary is proved).

22.5	actual receipt

Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

22.6	business hours

For purposes of this clause, the expression “ordinary business hours” means 08h00 to 16h00 on days which are not Saturdays, Sundays or public holidays in the Republic of South Africa.

23.	Whole Agreement, No Amendment

23.1	This Agreement constitutes the whole, and the sole record of, the agreement between the parties relating to the subject matter hereof.

23.2

No amendment or consensual cancellation of this Agreement or any provision or term thereof or of any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement and no settlement of any disputes arising under this Agreement and no extension of time, waiver or relaxation or suspension of any of the provisions or terms of this Agreement or of any agreement, bill of exchange or other document issued pursuant to or in terms of this Agreement shall be binding unless recorded in a written document signed by both the parties hereto. Any such extension, waiver or relaxation or suspension which is so given or made shall be strictly construed as relating strictly to the matter in respect whereof it was made or given.

56.

23.3

No extension of time or waiver or relaxation of any of the provisions or terms of this Agreement or any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement, shall operate as a waiver or as an estoppel against any party in respect of its rights under this Agreement, nor shall it operate so as to preclude such party thereafter from exercising its rights strictly in accordance with this Agreement.

23.4	No party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein.

24.	Governing Law

This Agreement will be governed by, and construed in accordance with, the laws of the Republic of South Africa.

25.	No Partnership

Nothing contained in this Agreement shall:

25.1

constitute either party the partner, agent or legal representative of the other or create a fiduciary relationship between the parties, or create any trust or any partnership for any purpose whatsoever; or

25.2

confer on any party the authority to act for or to assume any obligation or responsibility on behalf of the other party or otherwise to bind the other party as to any matter or thing to be done in relation to the subject matter of this Agreement.

57.

26.	Costs

Each party shall bear its own costs incurred in the negotiations, drafting and conclusion of this Agreement.

58.

SIGNED at Johannesburg on this 9th March 2006 in the presence of the undersigned witnesses:

AS WITNESSES:

1.

2.	Managing Director:
For and on behalf of:
Tasman Pacific Minerals

Limited
who warrants his/her authority hereto

SIGNED at Johannesburg on this 9th March 2006 in the presence of the undersigned witnesses:

WITNESSES:

1.

2.

Director:
For and on behalf of:
Mmakau Mining (Proprietary) Limited
who warrants his/her authority hereto

59.

Annex TM 1

Current Mmakau Group Structure

60.

Annex TM 2

Applications for Prospecting Rights

61.

SCHEDULE I

Tasman Pacific Minerals Limited

South African Prospecting Right Applications

Province	DME Reference Number	Number of Farms	Total Area (Hectares)
Western Cape
Site 22	(WC) 30/5/1/1/2/168PR	19	32,909.7932
Site 29	(WC) 30/5/1/1/2/170PR	5	10,623.9826

Eastern Cape
Site 37	(EC) 30/5/1/1/2 (28)PR	20	21,887.6443

Northern Cape
Site 5	(NC) 30/5/1/1/2/331PR	4	20,574.6708
Site 45 (incorporating Site 43)	(NC) 30/5/1/1/2/330PR	11	48,945.4746
Site 49 (incorporating Sites 44a &44b)	(NC) 30/5/1/1/2/347PR	19	63,687.5217
Totals		78	198,629.0872

62.

Annex TM 3

Fair Market Value Determination

The fair market value of either party's Participation Interest in the Joint Venture shall be agreed upon between the parties or failing agreement within 30 days of the relevant option having been exercised, to be determined by the then senior partner of any major international audit firm (not being the auditors of any of the parties) who shall act as an expert and not as an arbitrator. If the parties cannot agree on the auditor firm within 7 days, the then senior partner of such major international audit firm nominated by the chairperson of the Public Accountants and Auditors Board at the request of either party (or if he is or she is of the opinion that no suitable independent major international audit firm can be nominated, the chief executive of an independent merchant bank) shall determine the fair market value of the Participation Interest. In determining the fair market value of the Participation Interest each of the parties shall be entitled to make representations to the auditor or chief executive. Unless the decision of the auditor or the independent merchant bank is challenged within 30 days of the aforesaid determination and notification thereof to the parties, it shall be final and binding on the parties. If any of the parties challenges the fair market value, determined as aforesaid it shall do so by written notice to the other party and to the person who determined the fair market value accompanied by a certificate by another auditor setting out the basis on which such decision is challenged. In such case the matter shall be referred to an independent chartered accountant appointed by the chairperson for the time being of the Public Accountants and Auditors Board to re-determine the fair market value of the Participation Interest. Such independent chartered accountants shall act as an expert and not as an arbitrator and his or her decision shall be final and binding on the parties.